March 2010 Pricing Sheet No. 16 dated March 26, 2010, relating to Preliminary Terms No. 16 dated February 18, 2010 Registration Statement No. 333-145845 Filed pursuant to Rule 433

STRUCTURED INVESTMENTS

PLUS Based on the Performance of a Global Expansion Basket due September 28, 2011
Performance Leveraged Upside SecuritiesSM

PRICING TERMS – MARCH 26, 2010
Issuer:	Barclays Bank PLC
Maturity date:	September 28, 2011 (subject to business days, market disruption events and postponement of the valuation date)
Basket:	A basket consisting of the following components (each, a “basket component” and, together, the “basket components”) weighted on the pricing date as follows:
	Basket Component	Bloomberg Ticker Symbol (for indicative purposes only)	Basket Component Weighting on the Pricing Date	Initial Value	Multiplier

	S&P BRIC 40 Index®	SBR	40.00%	2,454.40	0.001630

	SPDR® S&P® Dividend ETF	SDY	15.00%	48.98	0.030625

	Vanguard REIT ETF	VNQ	10.00%	49.29	0.020288

	Dow Jones-UBS Commodity IndexSM	DJUBS	7.50%	129.70	0.005782

	Energy Select Sector SPDR® Fund	XLE	7.50%	56.08	0.013374

	PowerShares Water Resources Portfolio	PHO	5.00%	17.43	0.028686

	iShares® MSCI Australia Index Fund	EWA	5.00%	23.85	0.020964

	iShares® MSCI Canada Index Fund	EWC	5.00%	27.48	0.018195

	USD/JPY exchange rate	USDJPY	2.50%	92.5650	0.002701

	USD/EUR exchange rate	USDEUR	2.50%	0.7464	0.334941

Aggregate principal amount:	$3,628,220
Payment at maturity:	If the final basket value is greater than the initial basket value,
	$10 + leveraged upside payment
	In no event will the payment at maturity exceed the maximum payment at maturity.
	If the final basket value is less than or equal to the initial basket value,
	$10 x basket performance factor
	This amount will be less than or equal to the stated principal amount of $10 and may be zero.
Maximum payment at maturity:	$11.89 (118.90% of the stated principal amount) per PLUS.
Leveraged upside payment:	$10 x leverage factor x basket percent increase
Basket percent increase:	(final basket value – initial basket value) / initial basket value
Initial or final value for each basket component:	On the pricing date with respect to the “initial value” and on the valuation date with respect to the “final value”:
	(i)	For the S&P BRIC 40 Index® (the “BRIC 40 Index”) or the Dow Jones-UBS Commodity IndexSM (“DJ-UBS Index”) (each, a “basket index”), the closing level of such basket index on such date;
	(ii)

For the U.S. dollar/Japanese yen exchange rate (the “USD/JPY exchange rate”) or the U.S. dollar/Euro exchange rate (the “USD/EUR exchange rate”), the currency exchange rate on such date (each, a “basket currency”);

	(iii)

For the iShares® MSCI Australia Index Fund (the “Australia Fund”), the iShares® MSCI Canada Index Fund (the “Canada Fund”), the PowerShares Water Resources Portfolio (the “Water Fund”), the Vanguard REIT ETF (the “REIT Fund”), the Energy Select Sector SPDR® Fund (the “Energy Fund”) and the SPDR® S&P® Dividend ETF (the “Dividend Fund”) (each, a “basket ETF”), the closing price of such basket ETF on such date.

Initial basket value:	10, which is equal to the sum of the products of (i) the initial value of each basket component and (ii) the applicable multiplier for such basket component.
Final basket value:	The sum of the products of (i) the final value of each basket component and (ii) the applicable multiplier for such basket component.
Multiplier:	The multiplier for each basket component was set on the pricing date and equals:
	10 x weight of the basket component / initial value of the basket component
	The multipliers will remain constant for the term of the PLUS. See “Basket-Multiplier” above.
Valuation date:	September 23, 2011 (subject to non-trading days and market disruption events).
Leverage factor:	300%
Basket performance factor:	final basket value / initial basket value
Stated principal amount:	$10 per PLUS
Issue price:	$10 per PLUS (see “Commissions and Issue Price” below)
Pricing date:	March 26, 2010.
Original issue date:	March 30, 2010 (2 business days after the pricing date)
CUSIP/ISIN:	06740H393/ US06740H3930
Listing:	We do not intend to list the PLUS on any securities exchange.
Selected Dealer:	Morgan Stanley Smith Barney LLC (“MSSB”)

Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Issuer
Per PLUS	$10	$0.20	$9.80
Total	$3,628,220	$72,564.40	$3,555,655.60

(1)

The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of PLUS purchased by that investor. The lowest price payable by an investor is $9.9250 per PLUS.

(2)	MSSB and its financial advisors will collectively receive from the Agent, Barclays Capital Inc., a fixed sales commission of $0.20 for each PLUS they sell. .”
The PLUS are not principal protected. In the event of a decline in the value of the basket, your payment at maturity per PLUS may be less than the face amount of each PLUS and may be equal to zero.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PROSPECTUS SUPPLEMENT, PROSPECTUS AND INDEX SUPPLEMENT,

EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS, BELOW.

Preliminary Terms No. 16, dated February 18, 2010
Prospectus dated February 10, 2009
Prospectus Supplement dated September 14, 2009; and
Index Supplement dated September 14, 2009

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 3430). A copy of the prospectus may be obtained from Barclays Capital Inc., 745 Seventh Avenue-Attn. US InvSol Support, New York, NY 10019.

“Performance Leveraged Upsize SecuritiesSM” and “PLUSSM “are service marks of Morgan Stanley.

Morgan Stanley Smith Barney LLC	Barclays Capital Inc.